UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): AUGUST 22, 2005
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
Agreement for Purchase and Sale of Assets
     On August 22, 2005, Atari, Inc. (the “Company”) entered into an Agreement for the Purchase and Sale of Assets with Humongous, Inc., whereby the Company sold the assets of its Humongous Entertainment studio (the “Humongous Assets”) to Humongous, Inc. in exchange for shares of Humongous, Inc. The Humongous Assets consisted primarily of intellectual property and existing inventory. Immediately following the sale of the Humongous Assets, the Company sold the shares of Humongous, Inc. that it received as payment for the Humongous Assets to Infogrames Entertainment SA (“IESA”), the Company’s majority stockholder, in exchange for shares of IESA stock having a market value equal to US $10,290,598 (the “IESA New Shares”). Approximately $1.9 million of the purchase price represented pre-payment of certain future costs that the Company agreed to bear post-closing, such as platform royalty advances, manufacturing costs, and milestone payments.
     In connection with the above transactions, on August 22, 2005, the Company and IESA entered into an agreement, pursuant to which they agreed to cooperate with regard to the sale and liquidity of some or all of the IESA New Shares in transactions not involving US residents and therefore exempt from registration under US securities laws.
     The Company and Humongous, Inc. also entered into a Distribution Agreement, dated as of August 22, 2005, (the “Humongous Distribution Agreement”), under which the Company, through March 2006, shall be the exclusive distributor in the US, Canada, and Mexico of products developed by Humongous, Inc. that contain intellectual property that constituted any portion of the Humongous Assets. The Company also entered into an amendment to its Trademark License Agreement with Atari Interactive, Inc., a subsidiary of IESA, and IESA that excludes revenues received by the Company under the Humongous Distribution Agreement from net revenues upon which the Company would otherwise have to pay royalties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ Jeffrey B. Kempler
Jeffrey B. Kempler
Senior Vice President, Business and Legal Affairs

Date: August 25, 2005